Exhibit XI

NIB BORDIC INVESTMENT BANK FINANCING THE FUTURE interim Management Statement January- September 2019 [Unaudited]

Table of Contents

3	Highlights

3	Key figures and ratios

4	Operating and financial review

4	Total comprehensive income
6	Financial position

9	Financial statements

9	Statement of comprehensive income
10	Statement of financial position
12	Statement of changes in equity
13	Cash flow statement

15	Notes to the Interim Financial Statements

15	Note 1 - Net interest income
15	Note 2 - Net profit on financial operations
16	Note 3 - Expected credit loss
16	Note 4 - Net loan losses
17	Note 5 - Loans outstanding
17	Note 6 - Debts evidenced by certificates
17	Note 7 - Basis of preparation

17	Ratio definitions

2 | Interim Management Statement

Highlights

The Nordic Investment Bank has been established to serve societal interests. In practice this is done by financing projects that improve productivity and benefit the environment of the Nordic and Baltic countries. In order to fulfil its purpose efficiently, the Bank needs to be financially strong.

During the nine month period ending 30 September 2019, a total of EUR 1,608 million in new loans were agreed and EUR 1,799 million were disbursed. The disbursements were lower than the historically high level of 2018. The net profit for the period amounted to EUR 123 million, down from EUR 141 million for the corresponding period in 2018.

In January, NIB issued its first Nordic–Baltic Blue Bond. The five-year SEK 2 billion bond was launched under the NIB Environmental Bond Framework and the proceeds will finance investments in water resource management and protection.

At its annual meeting on 24 May 2019, the Nordic Investment Bank’s Board of Governors approved amendments to NIB’s Statutes, which will be submitted to undergo the required national procedures of member countries. The intent of the amendments is to ensure continued adherence with sound banking principles and maintain the Bank’s relevance to fulfil its mandate.

In July, NIB issued a new 20-year DKK 1 billion benchmark issue. This is the first bond NIB has listed on Nasdaq Copenhagen and the first DKK issue after more than a twenty year absence in this market.

In September, Japan’s Government Pension Investment Fund (GPIF) and NIB launched a joint collaboration to promote the integration of environmental, social and governance (ESG) considerations in investment decisions and the growth of sustainable finance markets.

Key figures and ratios

In millions of euro unless otherwise specified	Jan-Sep 2019*	Jan-Sep 2018*	Jan-Dec 2018
Net interest income	160	167	223
Profit before net loan losses	118	136	167
Net profit	123	141	173
Loans disbursed	1,799	2,606	4,047
Loans agreed	1,608	2,534	4,330
Mandate fulfilment **	99%	88%	91%
Loans outstanding	18,627	18,508	19,065
Total assets	32,722	31,206	31,710
New debt issues	3,847	6,224	6,620
Debts evidenced by certificates	26,287	24,935	25,651
Total equity	3,673	3,536	3,578
Equity/total assets ***	11.2%	11.3%	11.3%
Profit/average equity ***	4.5%	5.3%	4.9%
Cost/income ***	23.7%	18.7%	20.6%
Number of employees (average during the period)	198	197	197

*	Unaudited figures, to be read in conjunction with NIB’s 2018 audited financial statements
**	See page 7 for mandate fulfilment explanation
***	See page 17 for ratio definitions

3 | Interim Management Statement

Operating and financial review

Total comprehensive income

January–September 2019 compared to January–September 2018

NET PROFIT

The net profit for the period January–September 2019 amounted to EUR 123.4 million, down from EUR 140.6 million in the same period last year. Total operating income decreased from EUR 167.8 million to EUR 155.0 million. Total operating expenses increased by EUR 5.4 million to EUR 36.8 million, resulting in profit before net loan losses decreasing to EUR 118.2 million (January–September 2018: EUR 136.5 million).

NET INTEREST INCOME

Net interest income for the period amounted to EUR 159.6 million (January–September 2018: EUR 166.9 million). Net interest income on lending activities is similar to the corresponding period in 2018, however the interest income on treasury activities decreased by EUR 7.6 million due to the low yield environment.

NET FEE AND COMMISSION INCOME

Net fee and commission income for the period January–September 2019 was EUR 4.8 million, compared to EUR 7.2 million in 2018, due to the lower volume of loans agreed and disbursed in the nine month period under review.

NET PROFIT EUR m	NET INTEREST INCOME EUR m	NET FEE AND COMMISSION INCOME EUR m

4 | Interim Management Statement

NET PROFIT ON FINANCIAL OPERATIONS

The net loss on financial operations for the period January–September 2019 totalled EUR 9.5 million, which was EUR 3.4 million more than the same period in 2018. The result includes unrealised gains of EUR 11.2 million. The unrealised results will reverse when the underlying transactions reach maturity.

TOTAL OPERATING EXPENSES

Total operating expenses were EUR 5.4 million higher than in 2018. The increase is mainly related to the commencement of depreciation of the Bank’s new treasury IT system and also on recently renovated premises. The Bank continues to focus on costs to ensure an efficient ratio of operating cost to income.

NET LOAN LOSSES

The total provision for expected credit losses on assets held at amortised cost amounted to EUR 119.0 million at 30 September 2019, which is EUR 1.2 million less than at 31 December 2018. This provision covers both loans outstanding and treasury assets held at amortised cost. There were no new non-performing loans during the period and no realised losses. The gain recognised in the income statement for net loan losses of EUR 5.2 million relates to recoveries on non-performing loans of EUR 1.4 million and EUR 3.8 million related to the improved credit quality of performing loans.

OTHER COMPREHENSIVE INCOME

The Bank separates the foreign currency basis spread from financial instruments used in fair value hedge accounting, and this separated amount is recorded in “Other comprehensive income” (OCI) which amounted to EUR 11.6 million for the period (January–September 2018: EUR -3.4 million). The resulting total comprehensive income for the period amounted to EUR 135.0 million, compared to EUR 137.2 million in 2018.

NET PROFIT ON FINANCIAL OPERATIONS EUR m	TOTAL OPERATING EXPENSES EUR m	NET LOAN LOSSES EUR m

* The gains recognised in “net loan losses” above are due to decreases in the ECL provision.

5 | Interim Management Statement

Financial position

LENDING OUTSTANDING

Total lending outstanding amounted to EUR 18,692 million, comprising loans outstanding of EUR 18,627 million and Lending Green Bonds (“LGB”) recorded in debt securities of EUR 65 million. Demand for NIB’s long-term financing remains strong. However, the disbursements in the period were lower than the historically high level in 2018. The total disbursements during the period amounted to EUR 1,799 million, which is EUR 807 million lower than for the same period in 2018. Total repayments amounted to EUR 1,086 million compared to EUR 258 million for the corresponding period in 2018.

Total lending outstanding, excluding exchange rate and valuation effects, decreased from EUR 19,065 million at 31 December 2018 to EUR 18,615 million. The book value amounted to EUR 18,692 million due to foreign exchange and fair valuations/transfers and hedge accounting effects of EUR 50 million and EUR 126 million, respectively.

DEVELOPMENT OF LENDING OUTSTANDING DURING 2019

EUR m

*	Fair valuation of lending green bonds and hedging accounting.

6 | Interim Management Statement

LENDING HIGHLIGHTS

in EUR millions, unless otherwise specified	Jan-Sep* 2019	2018	2017	2016	2015
Loans agreed excluding green bond investments	1,543	4,269	3,665	4,221	2,830
Green bond investments	65	61	147	143	—
Total disbursements	1,799	4,047	3,147	3,373	2,716
Total loans disbursed by business area:
Energy and water	178	840	737	1,154	483
Infrastructure, transport and telecom	221	1,192	818	791	907
Industries and services	569	1,339	932	836	932
Financial institutions and SMEs	831	675	660	593	394
Number of loans agreements in period	27	58	55	58	45
Number of green bond investments in period	4	3	9	8	—
Loans outstanding	18,627	19,065	17,232	16,640	15,627
Member countries	17,678	17,960	15,867	14,831	13,347
Non-member countries	1,066	1,222	1,504	1,948	2,396
Loan impairment provision	-116	-117	-139	-139	-116
LGB’s**	65	—	—	—	—

*	Unaudited figures, to be read in conjunction with NIB’s 2018 audited financial statements
**	In prior periods LGBs were recorded as part of loans outstanding. They are now presented in Debt securities on the balance sheet and amounted to EUR 65 million

MISSION FULFILMENT

Projects financed by NIB contribute to the Bank’s mission of improving productivity and the environment in the Nordic–Baltic countries. Before approval is given in each individual case, all eligible projects are evaluated and rated against the criteria developed based on the Bank’s mission. In the nine month period that ended on 30 September 2019, loans achieving a “good” or “excellent” mandate rating accounted for almost 100% of the total amount of loans agreed.

MANDATE RATING FOR AGREED LOANS

(Excluding lending green bond purchases)

7 | Interim Management Statement

FUNDING

The Bank expects to fund between EUR 5.0 billion and EUR 6.0 billion during 2019. The strategy for 2019 is to complete two benchmark transactions in US dollars or euros, complemented by other public and private issues, to maintain a diversified portfolio of currencies and a global investor base. In addition, NIB’s aim is to continue issuing NIB Environmental Bonds. By the end of September, the Bank had raised EUR 3.8 billion (January–September 2018: EUR 6.2 billion) in new funding.

In January, NIB issued its first Nordic–Baltic Blue Bond. The five-year SEK 2 billion bond was launched under the NIB Environmental Bond Framework and will focus on investments within water resource management and protection. In October, the Bank issued its second environmental bond for the year, a seven-year EUR 500 million bond.

In May, the Bank issued a USD 1 billion benchmark which has a final maturity of 21 May 2024. After the period end, the Bank issued a USD 1 billion benchmark which matures on 17 October 2022.

In July, NIB issued a new 20-year DKK 1 billion benchmark issue. This is the first bond NIB has listed on Nasdaq Copenhagen and the first DKK issue after more than a twenty year absence in this market.

DEBT DEVELOPMENT DURING 2019

EUR m

8 | Interim Management Statement

Financial statements

Statement of comprehensive income

In thousands of euro	NOTE	Jan-Sep 2019*	Jan-Sep 2018*	Jan-Dec 2018
Interest income from financial assets measured at amortised cost		239,831	218,669	298,371
Interest income from financial assets measured at fair value		20,008	17,443	24,711
Interest expense		-100,229	-69,245	-99,590

Net interest income	(1)	159,610	166,867	223,492

Commission income and fees received		6,402	9,235	13,271
Commission expense and fees paid		-1,560	-2,069	-2,546

Net fee and commission income		4,842	7,166	10,725

Net profit/loss on financial operations	(2)	-9,546	-6,131	-23,776
Foreign exchange gains and losses		98	-60	-160

Total operating income		155,004	167,843	210,281

Expenses
General administrative expenses
Personnel expenses		-22,561	-21,722	-28,971
Other administrative expenses		-8,947	-8,198	-12,321
Depreciation		-5,284	-1,472	-1,937

Total operating expenses		-36,791	-31,391	-43,228

Profit before loan losses		118,213	136,452	167,053
Net loan losses	(4)	5,193	4,187	5,957

Net profit for the period		123,405	140,639	173,009

Other comprehensive income
Items that will not be reclassified to income statement
Fair value hedges
Valuation of cross currency basis spread		11,601	-3,438	6,160

Total other comprehensive income		11,601	-3,438	6,160

Total comprehensive income		135,007	137,201	179,169

*	Unaudited figures, to be read in conjunction with NIB’s 2018 audited financial statements

The accompanying notes are an integral part of these financial statements.

9 | Interim Management Statement

Statement of financial position

In thousands of euro	NOTE	30 Sep 2019*	30 Sep 2018*	31 Dec 2018
ASSETS
Cash and cash equivalents		1,655,515	4,742,166	4,757,905
Financial placements
Placements with credit institutions		3,248,867	9,021	9,021
Debt securities		6,817,211	6,660,319	6,454,748
Other		6,457	15,167	15,761

		10,072,535	6,684,507	6,479,531
Loans outstanding	(5)	18,627,091	18,508,363	19,065,056
Intangible assets		12,294	7,984	9,205
Tangible assets, property and equipment		34,096	30,886	30,771
Other assets
Derivatives		1,760,246	956,641	1,068,260
Other assets		305,125	4,830	4,520

		2,065,371	961,472	1,072,781
Accrued interest and fees receivable		255,390	270,576	294,421

TOTAL ASSETS		32,722,292	31,205,955	31,709,670

*	Unaudited figures, to be read in conjunction with NIB’s 2018 audited financial statements

The accompanying notes are an integral part of these financial statements.

10 | Interim Management Statement

In thousands of euro	NOTE	30 Sep 2019*	30 Sep 2018*	31 Dec 2018
LIABILITIES AND EQUITY
Liabilities
Short-term amounts owed to credit institutions		986,484	362,822	575,394
Long-term amounts owed to credit institutions		8,435	9,486	9,486

		994,919	372,308	584,879
Repurchase agreements		—	217,232	—
Debts evidenced by certificates	(6)	26,286,696	24,934,626	25,651,370
Other liabilities
Derivatives		1,188,709	1,898,384	1,649,158
Other liabilities		374,056	28,973	10,080

		1,562,765	1,927,357	1,659,238
Accrued interest and fees payable		205,352	218,846	236,629

Total liabilities		29,049,731	27,670,368	28,132,116

Equity		3,672,561	3,535,586	3,577,554

TOTAL LIABILITIES AND EQUITY		32,722,292	31,205,955	31,709,670

*	Unaudited figures, to be read in conjunction with NIB’s 2018 audited financial statements

The accompanying notes are an integral part of these financial statements.

11 | Interim Management Statement

Statement of changes in equity

In thousands of euro	PAID-IN CAPITAL	STATUTORY RESERVE	GENERAL CREDIT RISK FUND	SPECIAL CREDIT RISK FUND PIL	PROFIT AVAILABLE FOR APPROPRIATION	HEDGING RESERVE	TOTAL
EQUITY AT 1 JANUARY 2018	418,602	686,325	1,694,594	445,919	210,981	-3,035	3,453,386

Profit for the period	—	—	—	—	140,639	—	140,639
Other comprehensive income	—	—	—	—	—	-3,438	-3,438

Total comprehensive income	0	0	0	0	140,639	-3,438	137,201

Transactions with owners in their capacity as owners
Appropriation of profit	—	—	155,981	—	-155,981	—	0
Dividends	—	—	—	—	-55,000	—	-55,000

EQUITY AT 30 SEPTEMBER 2018	418,602	686,325	1,850,575	445,919	140,639	-6,473	3,535,586

Profit for the period	—	—	—	—	32,370	—	32,370
Other comprehensive income	—	—	—	—	—	9,598	9,598

Total comprehensive income	0	0	0	0	32,370	9,598	41,968

Transactions with owners in their capacity as owners
Realisation of PIL losses	—	—	18,978	-18,978	—	—	0

EQUITY AT 31 DECEMBER 2018	418,602	686,325	1,869,553	426,941	173,009	3,124	3,577,554

Profit for the period	—	—	—	—	123,405	—	123,405
Other comprehensive income	—	—	—	—	—	11,601	11,601

Total comprehensive income	0	0	0	0	123,405	11,601	135,007

Transactions with owners in their capacity as owners
Appropriation of profit	—	—	133,009	—	-133,009	—	0
Dividends	—	—	—	—	-40,000	—	-40,000

EQUITY AT 30 SEPTEMBER 2019	418,602	686,325	2,002,562	426,941	123,405	14,725	3,672,561

The accompanying notes are an integral part of these financial statements.

12 | Interim Management Statement

Cash flow statement

In thousands of euro	Jan-Sep 2019*	Jan-Sep 2018*	Jan-Dec 2018
Cash flows from operating activities
Net profit for the period	123,405	140,639	173,009

Adjustments:
Unrealised gains/losses of financial assets held at fair value	15,109	-14,254	-14,275
ECL non-lending activities	50	-20	-20
Depreciation and write-down in value of tangible and intangible assets	5,284	1,472	1,937
Change in accrued interest and fees (assets)	39,057	1,466	-22,377
Change in accrued interest and fees (liabilities)	-31,280	9,334	27,117
Net loan losses (ECL lending activities)	-5,193	-4,187	-5,957
Adjustment to hedge accounting	1,418	20,647	37,523
Other adjustments to the period’s profit	-3,327	3,277	7,031

Adjustments, total	21,118	17,736	30,979

Lending
Disbursements of loans and investment in lending green bonds	-1,734,370	-2,605,739	-4,046,710
Repayments of loans	2,205,687	1,325,072	2,113,670
Transfers of lending green bonds to debt securities	48,149	—	—
Capitalisations, redenominations, index adjustments, etc.	-9,756	223	897

Lending, total	509,711	-1,280,444	-1,932,143

Cash flows from operating activities, total	654,234	-1,122,069	-1,728,154

Cash flows from investing activities
Placements and debt securities
Purchase of debt securities	-1,616,063	-1,788,946	-1,891,112
Transfers of lending green bonds to debt securities	-48,149	—	—
Sold and/or matured debt securities	1,556,495	1,739,979	2,048,213
Placements with credit institutions	-3,239,837	-250	-250
Other financial placements	7,819	351	218

Placements and debt securities, total	-3,339,735	-48,866	157,069

*	Unaudited figures, to be read in conjunction with NIB’s 2018 audited financial statements

The accompanying notes are an integral part of these financial statements.

13 | Interim Management Statement

In thousands of euro	Jan-Sep 2019*	Jan-Sep 2018*	Jan-Dec 2018

Other items
Acquisition of intangible assets	-1,980	-2,664	-3,885
Acquisition of tangible assets	-4,795	-2,071	-2,421
Change in other assets	-2,960	23,427	23,680

Other items, total	-9,735	18,692	17,373

Cash flows from investing activities, total	-3,349,470	-30,174	174,443

Cash flows from financing activities
Debts evidenced by certificates
Issues of new debt	3,734,031	6,224,272	6,619,670
Redemptions	-4,279,651	-4,919,521	-4,924,256

Debts evidenced by certificates, total	-545,620	1,304,751	1,695,415

Other items
Long-term placements from credit institutions	-1,051	-7,842	-7,842
Change in swap receivables excluding fair value changes	-274,706	17,530	-60,891
Change in swap payables excluding fair value changes	-372,659	125,021	34,237
Change in other liabilities	379	17,596	-2,206
Dividend paid	-40,000	-55,000	-55,000

Other items, total	-688,037	97,305	-91,702

Cash flows from financing activities, total	-1,233,657	1,402,057	1,603,713

CHANGE IN CASH AND CASH EQUIVALENTS, NET	-3,928,893	249,813	50,002

Opening balance for cash and cash equivalents, net	4,182,512	4,073,797	4,073,797

Exchange rate adjustments	415,412	-161,497	58,714
Closing balance for cash and cash equivalents, net	669,032	4,162,112	4,182,512

Additional information to the statement of cash flows
Interest income received	298,869	237,580	300,706
Interest expense paid	-131,505	-59,911	-72,473

*	Unaudited figures, to be read in conjunction with NIB’s 2018 audited financial statements

The accompanying notes are an integral part of these financial statements. The cash flow statement has been prepared using the indirect method and cash flow items cannot be directly concluded from the statements of financial positions.

14 | Interim Management Statement

Notes to the interim financial statements

Note 1: Net interest income

In thousands of euro	Jan-Sep 2019	Jan-Sep 2018	Jan-Dec 2018
Cash and cash equivalents	-1,025	-5,780	-6,686
Placements with credit institutions	-7,477	-58	-98
Debt securities	45,477	45,567	60,913
Loans outstanding	222,741	196,383	268,953
Other interest income	123	—	—

Total, interest income	259,839	236,112	323,082

Of which, interest income from financial assets measured at amortised cost	239,831	218,669	298,371
Short-term amounts owed to credit institutions	2,046	479	455
Long-term amounts owed to credit institutions	38	58	72
Short-term repurchase agreements	—	291	345
Debts evidenced by certificates	-411,270	-433,389	-578,171
Swap contracts and other interest expenses, net	308,957	363,316	477,708

Total, interest expense	-100,229	-69,245	-99,590

Of which, interest expense from financial liabilities measured at amortised cost	-245,968	-204,241	-286,705
Net Interest Income	159,610	166,867	223,492

Note 2: Net profit on financial operations

In thousands of euro	Jan-Sep 2019	Jan-Sep 2018	Jan-Dec 2018
Financial instruments held at fair value, realised gains and losses	1,708	5,411	7,163
Financial instruments held at fair value, unrealised gains and losses	-9,763	8,725	6,484
Financial instruments held at amortised cost, realised gains and losses	14	154	154
Adjustment to hedge accounting, unrealised gains and losses of fair value hedges	-1,418	-20,647	-37,523
Repurchase of NIB bonds, other items	-87	227	-54

Net profit on financial operations	-9,546	-6,131	-23,776

15 | Interim Management Statement

Note 3: Expected credit loss

In thousands of euro	STAGE 1	STAGE 2	STAGE 3	TOTAL
Balance at 1 January 2018	25,224	23,291	93,194	141,709
Transfer to Stage 1	3,686	-3,686	—	0
Transfer to Stage 2	-1,862	1,862	—	0
Transfer to Stage 3	—	—	—	0
New assets originated or purchased	4,892	56	—	4,948
Amortisations and repayments	-3,085	-2,444	—	-5,529
Impact of remeasurment on existing assets	-824	-5,270	2,469	-3,625
Foreign exchange adjustments and other changes	—	—	2,138	2,138

Net change income statement	2,806	-9,482	4,607	-2,069

Balance at 30 September 2018	28,030	13,809	97,801	139,640
Transfer to Stage 1	1,190	-1,190	—	0
Transfer to Stage 2	554	-554	—	0
Transfer to Stage 3	—	—	—	0
New assets originated or purchased	3,384	81	—	3,465
Amortisations and repayments	-3,428	-1,299	—	-4,727
Impact of remeasurment on existing assets	-3,651	3,142	—	-509
Foreign exchange adjustments and other changes	—	—	1,519	1,519

Net change income statement	-1,950	179	1,519	-252

Realised losses	—	—	-19,223	-19,223

Balance at 31 December 2018	26,080	13,988	80,097	120,165
Transfer to Stage 1	1,754	-1,754	—	0
Transfer to Stage 2	0	0	—	0
Transfer to Stage 3	0	0	—	0
New assets originated or purchased	4,040	65	—	4,105
Amortisations and repayments	-3,544	-2,001	—	-5,545
Impact of remeasurment on existing assets	-1,047	-1,269	-1,387	-3,703
Foreign exchange adjustments and other changes	—	—	3,970	3,970

Net change income statement	1,203	-4,959	2,583	-1,173

Balance at 30 September 2019	27,283	9,029	82,679	118,992

ECL - STATEMENT OF FINANCIAL POSITION

In thousands of euro	30 Sep 2019	30 Sep 2018	31 Dec 2018
Financial placements	331	282	281
Loans outstanding and commitments	118,661	139,358	119,884

Total	118,992	139,640	120,165

ECL - STATEMENT OF COMPREHENSIVE INCOME

In thousands of euro	Jan-Sep 2019	Oct-Dec 2018	Jan-Sep 2018
Net result on financial operations	-50	0	20
Net loan losses (Note 4)	5,193	1,770	4,187
Foreign exchange gains and losses	-3,970	-1,519	-2,138

Total recognised in income statement	1,173	252	2,069

Note 4: Net loan losses

In thousands of euro	Jan-Sep 2019	Jan-Sep 2018	Jan-Dec 2018
Change in expected credit loss on performing loans	3,805	6,656	8,426
Change in expected credit loss on non-performing loans	1,387	-2,469	-2,469
Decrease of provisions to cover realised loan losses	—	—	19,223
Realised loan losses	—	—	-19,223

Net loan losses	5,193	4,187	5,957

The gains recognised for “Net loan Losses” arise from the improved credit quality of the loan portfolio during the periods under review. There were no realised losses for the periods Jan-Sep 2019 or Jan-Sep 2018. In the period Oct-Dec 2018, the Bank recorded realised losses of EUR 19,223 thousand comprising principal of EUR 18,978 and interest of EUR 245 thousand.

16 | Interim Management Statement

Note 5: Lending outstanding

In thousands of euro	Jan-Sep 2019	Oct-Dec 2018	Jan-Sep 2018
Opening Balance	19,065,056	18,508,363	17,231,623
Disbursements	1,798,872	1,440,971	2,605,739
Amortisations	-1,120,083	-469,547	-1,067,445
Prepayments	-1,085,603	-319,051	-257,627
Changes in expected credit losses	4,832	2,083	4,140
Foreign exchange movements	-49,685	-123,850	31,445
Valuations and hedge accounting	126,711	26,985	-39,512
Reclassifications and other movements	-48,494	-897	—

Closing balance	18,691,606	19,065,056	18,508,363

Lending outstanding at 30 September 2019, comprises loans outstanding of EUR 18,627 million and lending green bonds of EUR 65 million recorded in Debt securities.

Note 6: Debts evidenced by certificates

In thousands of euro	Jan-Sep 2019	Oct-Dec 2018	Jan-Sep 2018
Opening Balance	25,651,370	24,934,626	23,999,754
New debt issues	3,846,847	395,399	6,224,272
Amortisations	-3,952,529	0	-4,722,343
Calls and buy backs	-490,580	0	-185,101
Foreign exchange movements	406,171	96,980	-104,051
Valuations and hedge accounting	826,934	229,100	-265,828
Other	-1,517	-4,735	-12,077

Closing balance	26,286,696	25,651,370	24,934,626

Note 7: Basis of preparation

This interim management statement is not presented in accordance with IAS 34 “Interim Financial Reporting”, as this statement excludes a number of disclosures. The accounting policies and methods of computation are the same as described in Note 1 of NIB’s Financial Report 2018, with the exception of IFRS 16, as described below.

IFRS 16 Leases substantially changed the accounting treatment by recognising more leases as liabilities with corresponding right of use assets on the balance sheet. The standard replaced IAS 17 Leases and is effective as of 1 January 2019. However, the Bank does not have significant leasing commitments and therefore the new standard had an immaterial impact.

RATIO DEFINITIONS

Equity/total assets =	Total equality at reporting date Total assets at reporting date

Profit/average equity =	Annualised profit for the period Average equity for the period

Cost/income =	Total operating expenses for the period Total operating income for the period

17 | Interim Management Statement

NIB BORDIC NVESTMENT BANK FINANCING THE FUTURE